UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 29, 2006

Tripath Technology Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31081	77-0407364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2560 Orchard Parkway

San Jose, California 95131

(Address of principal executive offices, including zip code)

(408) 750-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On December 29, 2006, Tripath Technology Inc. issued a press release announcing a delay in reporting its financial results for its fiscal quarter and year ended September 30, 2006 and updating its financial condition. A copy of such press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

The Company has made a determination pursuant to Rule 12b-2 of the Exchange Act of 1934 that it qualifies as a nonaccelerated filer for purposes of filing its periodic reports under Section 13(a) and 15(d) under the Securities Exchange Act of 1934, as amended, including its Annual Report on Form 10-K for the year ended September 30, 2006.

During August 2006, the Company announced the resignation of its CFO and Corporate Controller. Since that time the Company has operated with the assistance of outside finance consultants and has not sought a permanent replacement for its CFO and Corporate Controller. The Company does not intend to seek replacement officers for these positions until the future direction of the Company has been secured.

The Company does not have sufficient cash or other resources at this time to complete its financial statements under generally accepted accounting principles for the year ended September 30, 2006 (“fiscal 2006”), and in particular, it does not have the cash necessary to pay the fees of its independent auditor. The Company’s independent auditor has requested payment of all past due invoices and progress payments for its estimated audit work prior to commencing its field audit work for fiscal 2006. The Company does not anticipate it will be able to report its financial results for fiscal 2006 or any subsequent period unless and until it has secured substantial additional financing.

The Company disclosed in its Quarterly Report on Form 10-Q for the fiscal quarter and nine months ended June 30, 2006, as filed on August 9, 2006, that it did not have sufficient funds to finance its operations through the end of the month of August 2006 and that the Company’s future depended on its ability to secure additional sources of financing during the month of August 2006. Since that date the Company has continued to operate by collecting product sales payments in advance from its distributors, delaying payments to its debenture holders, landlord, suppliers and other vendors, and reducing its payroll expenses through mandatory shutdowns in its operations in order to reduce its payroll expenses.

During the past five months the Company approached over twenty entities to discuss a sale of all or part of the Company’s assets and/or a financing plan for the Company. The Company has not been able to reach definitive agreement with any party on any proposed asset sale or financing. Based upon the negotiations between the Company and third parties to date, it is highly likely that any sales or financing transaction would require concessions from a number of the Company’s significant creditors, a large portion of the Company’s existing debt obligations would not be paid in full and the holders of the Company’s common stock would receive no value. Due to the possibility of a shortfall in proceeds to creditors and potential litigation, any potential buyer of the assets is likely to require that the Company conclude such a sale under the protection of the Federal bankruptcy statutes. The holders of the Company’s 6% Debentures hold a first priority security interest in all the assets of the Company and any agreement with a potential buyer would require the consent of the Debenture Holders.

The Company has not made its principal and interest payments on its 6% Convertible Debentures since September 1, 2006. The Company continues to work with the Debenture Holders to secure the maximum value for its creditors and shareholders. The Debenture Holders have informed the Company that due to the nonpayment of the required principal and interest payments that they can demand immediate payment of all principal and interest amounts due at a 130% default rate with 18% interest since September 1, 2006. Such a demand would result in an amount due to the Debenture Holders of approximately $4.7 million as of December 29, 2006. In addition, the Debenture Holders have informed the Company, that pursuant to the Security Agreement dated November 5, 2005, upon an event of default, that they have a right to enter the Company premises and take possession of their collateral, the right to operate the business of the Company using the collateral, and the right to sell the collateral to satisfy the Company’s obligations to them. While the Debenture Holders have not taken any such action, there is no assurance that they will not take such action in the future.

The Company expects that unless it can reach agreement with a third party to purchase the assets of the Company or to provide financing in the next 7 to 10 days, the holders of the Debentures will either exercise their rights under the Security Agreement or force the Company into an involuntary bankruptcy proceeding.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The Company failed to make its required principal and interest payments to the Debenture Holders on October 1, 2006. Under the terms of the Security Agreement dated November 5, 2006, this constituted an event of default, and did not require a declaration by the Debenture Holders. In early October 2006, the Company and Debenture Holders discussed the nonpayment of the required principal and interest payments and have informally verbally agreed to work together to secure a transaction that would result in maximum value for its creditors and shareholders. The Debenture Holders have informed the Company that due to the nonpayment of the required principal and interest payments that they can demand immediate payment of all principal and interest amounts due at a 130% default rate with 18% interest since September 1, 2006. Such a demand would result in an amount due to the Debenture Holders of approximately $4.7 million as of December 29, 2006. In addition, the Debenture Holders have informed the Company, that pursuant to the Security Agreement dated November 5, 2005, upon an event of default, that they have a right to enter the Company premises and take possession of their collateral, the right to operate the business of the Company using the collateral, and the right to sell the collateral to satisfy the Company’s obligations to them. While the Debenture Holders have not taken any such action, there is no assurance that they will not take such action in the future.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release, dated December 29, 2006, entitled “Tripath Delays Filing 10-K and Updates Financial Condition”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tripath Technology Inc.

By:	/s/ Dr. Adya S. Tripathi
Dr. Adya S. Tripathi
Chairman, President and Chief Executive Officer

Date: December 29, 2006

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated December 29, 2006, entitled “Tripath Delays Filing Form 10-K and Updates Financial Condition”